Exhibit 99.1

International Headquarters
5221 North O’Connor Blvd.
Suite 500
Irving, Texas 75039	News Release
Phone: 972.869.3400
Fax: 972.443.1701

FOR IMMEDIATE RELEASE

Contact :	Jim Taylor, President, Chief Executive Officer
972-869-3400
jtaylor@thomasgroup.com

Thomas Group Appoints Edward P. Evans to Board of Directors

Irving, Texas, Feburary 15, 2005 Thomas Group, Inc. (TGIS.OB) today announced that it has appointed Mr. Edward P. Evans to its Board of Directors. Mr. Evans is a major shareholder in Thomas Group.

Mr. Evans received his B.A. from Yale and received his MBA in business from Harvard.  In addition to personal business investments, Mr. Evans has been Chairman and CEO of Missouri Portland Cement Company, Fansteel, Inc., H.K. Porter, Inc. and most recently Macmillan Inc., where he also served as a director for nine years. Mr. Evans currently serves as a director of HBD Industries, Inc.

General John T. Chain, Chairman of the Board said, “Edward Evans has been a long-time shareholder of Thomas Group, and we welcome him to the Board.  In 2002, Mr. Evans and I each invested a significant amount of cash into the Company. Mr. Evans investment is evidence of his continuing commitment to Thomas Group, and we believe his participation on the Board will benefit the Company in the future.”

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Thomas Group, Inc. is an international, publicly traded business consulting firm (TGIS.OB).  Thomas Group’s unique brand of process improvement and performance management services enable businesses to enhance operations, improve productivity and quality, reduce costs, generate cash and drive higher profitability.  Known as The Results CompanySM, Thomas Group creates and implements customized improvement strategies for sustained performance improvements in all facets of the business enterprise.  Thomas Group has offices in Dallas, Detroit, Zug, and Hong Kong.  For additional information on Thomas Group, Inc., please go to www.thomasgroup.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act:

Statements in this release that are not strictly historical are “forward looking” statements, which should be considered as subject to the many uncertainties that exist in the Company’s operations and business environment.  These uncertainties, which include economic and business conditions that may impact clients and the Company’s performance-oriented fees, timing of contracts and revenue recognition, competitive and cost factors, and the like, are set forth in the Company’s Form 10-K for the year ended December 31, 2003 filed with the Securities and Exchange Commission.

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